Exhibit 4.4

AMENDMENT NO. 1

TO

CONVERTIBLE DEBENTURE

THIS AMENDMENT NO. 1 TO CONVERTIBLE DEBENTURE (this “Amendment”), is dated as of October 1, 2007 by and between MPC Corporation (formerly Hyperspace Communications, Inc.) (the “Company”) and Toibb Investment LLC (the “Holder”).

RECITALS

WHEREAS, the Company issued that certain $3,763,000 Convertible Debenture Due September 6, 2009 to Holder (the “ Debenture”) on September 6, 2006;

WHEREAS, the Company and Holder have agreed to amend the Debenture such that it will convert into shares of a newly authorized Series A Preferred Stock, no par value, of the Company instead of Common Stock as set forth in the Debenture;

WHEREAS, the Company and Holder intend that this Amendment will be effective immediately prior to Holder’s conversion of the Debenture in accordance with its terms as amended hereby; and

WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Debenture.

NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE 1
THE AMENDMENT

The Debenture shall be deemed to be amended as set forth in this Article 1.

1.1.          Definitions. Section 1 of the Debenture shall be amended to add the following new definition of “Series A Preferred Stock”:

“Series A Preferred Stock” means the Series A Preferred Stock, no par value per share, of the Company and stock of any other class of securities into which such preferred stock may hereinafter be reclassified or changed into.”

1.2.          Interest. Section 2 of the Debenture shall be amended so that each and every reference in Section 2 to the term “Common Stock” shall be replaced with “Series A Preferred Stock”.

1.3.          Conversion. Subsections (a), (d)(i) – (d)(iv), (d)(vi) – (d)(viii) of Section 4  shall be amended so that each and every reference in Section 2 to the term “Common Stock” shall be replaced with “Series A Preferred Stock”.

1.4           Conversion Ratio. In the event that Series A Preferred Stock is not convertible into Common Stock on a 1 for 1 basis, the number of shares of Series A Preferred Stock to be issued upon conversion shall be convertible into the number of shares of Common Stock into which the Debenture would have converted prior to this Amendment.

1.5           Omnibus Amendment. To the extent that any provision of the Debenture is inconsistent with the amendments set forth in this Amendment, such provision of the Debenture shall be deemed to be amended so that it is consistent with the terms of this Amendment.

ARTICLE 2
MISCELLANEOUS

2.1.          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Amendment or the transactions contemplated by the Debenture. If either party shall commence an action or proceeding to enforce any provisions of this Amendment, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

2.2.          Severability. If any provision of this Amendment is invalid, illegal or unenforceable, the balance of this Amendment shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

2.3.          Headings. The headings contained herein are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof.

2.4.          Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the Company and Holder have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MPC CORPORATION

By:	/s/ Curtis Akey
Name: Curtis Akey
Title: CFO

TOIBB INVESTMENT LLC

By:	/s/ Howard Smuckler
Name: Howard Smuckler
Title: CFO

[Toibb Signature Page Debenture Amendment]